                                                                                                                                                    Exhibit 99.1

Parent of CFBank, NA

PRESS RELEASE
FOR IMMEDIATE RELEASE:	May 4, 2021
For Further Information:	Timothy T. O'Dell, President & CEO
Phone: 614.318.4660
Email: timodell@cfbankmail.com

CF BANKSHARES INC. ANNOUNCES 1st QUARTER 2021 EARNINGS MORE THAN TRIPLED YEAR-OVER-YEAR.  ALSO ANNOUNCES EXPANSION INTO INDIANAPOLIS MARKET.

Columbus, Ohio – May 4, 2021 – CF Bankshares Inc. (NASDAQ: CFBK) (the “Company”), the parent of CFBank, today announced financial results for the first quarter ended March 31, 2021.

First Quarter 2021 Highlights

•	Net income of $6.4 million, an increase of 220% compared to the same quarter of 2020. For the first quarter of 2021, return on average assets was 1.70% and return on average equity was 22.73%.
•	Earnings per share (EPS) for the quarter increased to $0.96 per share, an increase of 220% when compared to the same quarter of 2020. Book Value per share increased 5% during Q1 to $17.55 per share.
•	Net interest margin increased 21 bps during the quarter driven primarily by a 25 bps decrease in the average rate paid on interest-bearing liabilities.
•	Total assets increased to $1.6 billion at March 31, 2021.
•	Net loans and leases increased $71 million or 8% during the quarter to $967 million.
•	Noninterest-bearing deposit account balances increased 9% during the quarter.
•	Credit quality remains strong with nonperforming loans as a percentage of total assets of 0.04% and loans more than 30 days past due also at 0.04% of total loans at March 31, 2021.
•	ALLL reserves of $17.1 million equals 1.74% of total loans and 1.95% of total non-government guaranteed loans at March 31, 2021.

Timothy T. O’Dell, President and CEO, commented, “We are pleased with our overall Q1 results, particularly given the challenging mortgage lending environment being experienced thus far in 2021.

Our Commercial Banking pipelines are strong and at all-time high levels as we enter the second quarter, with the majority of these Earning Assets and accompanying deposit relationships expected to be closed and funded during Q2. We anticipate closing of our Pipelines, along with the investments made in building and strengthening our Regional Banking Teams including the expansion into Indianapolis as our 4th Major Market will position our Core for solid second half 2021 performance.  Based upon the current mortgage lending environment and volatility, we could expect to see substantial decreases in mortgage originations and earnings contribution versus 2020.

We chose to outsource the delivery and funding of Round 2 PPP loans, in order to concentrate our resources for closing and funding our traditional loan Pipelines.  While our traditional loans are larger and will be more impactful on earnings performance, we recognize the value and importance of the smaller PPP loans to our customers and communities.  As a result, we have provided a website link and contacts to facilitate applications and approvals.

In addition, we are excited to expand our Bank footprint and presence by establishing a presence in Indianapolis, our 4th Major Metropolitan Market joining the existing Columbus, Cleveland, and Cincinnati, Ohio markets. We enthusiastically welcome Dan Cobb to our team as Market President of our Indianapolis expansion market. Dan is a very experienced business banker, well connected in the Indianapolis region, along with being a proven performer and leader. We are confident Dan will hit the ground running, and will quickly assemble an excellent Team, including local Treasury Management and Commercial bankers.

We are also expanding our presence within existing Metro markets.  We are in the process of adding Branch capabilities at Our office location in Beachwood, Ohio (NE Ohio), which we expect will open in early Q3.  Additionally, in early Q4, we will be adding a micro branch location in Cincinnati, along with a full-service office in the Westerville area of the Columbus market. These Branches will serve to enhance our Footprint and presence, as well as expand the delivery of banking services available for our customers, and bolster our deposit gathering network.

The pending sale of our Columbiana County branches to Consumers Bank remains on track, with an expected July closing date. The resulting capital generated through the sale will be reinvested into the growth and expansion in our Metro markets, better fitting our CFBank Commercial Banking driven business model.

Our key objectives remain focused on Core earnings as well as expanding franchise and shareholder value. Through increasing size and scale, expanding our market presence, and gaining market share, we intend to grow core earnings.

We are just Revving Up!”

Robert E. Hoeweler, Chairman of the Board, added: “Our leadership team has effectively guided the Bank through the Pandemic, perhaps the most difficult economic period for financial institutions in history. We have steadfastly stayed on course, understanding that providing great service to our customers and supporting our communities are fundamental to how we measure success. Our team has never permitted complacency to creep in, always striving for high level performance.   As a result, we have continued to thrive through this time. I offer my sincere thanks to our team, our stakeholders, and our regulators for their partnership and support during this challenging period.”

Overview of Results

Net income for the three months ended March 31, 2021 totaled $6.4 million (or $0.96 per diluted common share) and increased $4.4 million, or 220.1%, compared to net income of $2.0 million (or $0.30 per diluted common share) for the three months ended March 31, 2020.  Pre-provision, pre-tax net revenue (“PPNR”) for the three months ended March 31, 2021 totaled $7.9 million and increased $5.4 million compared to PPNR of $2.5 million for the three months ended March 31, 2020.

Net interest income.  Net interest income totaled $9.6 million for the quarter ended March 31, 2021 and increased $3.5 million, or 57.1%, compared to net interest income of $6.1 million for the quarter ended March 31, 2020.  The increase in net interest income was primarily due to a $2.9 million, or 29.3%, increase in interest income and a $583,000, or 15.2%, decrease in interest expense.  The increase in interest income was primarily attributed to a $573.8 million, or 67.2%, increase in average interest-earning assets outstanding, resulting primarily from an increase in net loans and loans held for sale, partially offset by a 106bps decrease in average yield on interest-earning assets.  The decrease in interest expense was attributed to a 111bps decrease in the average cost of funds on interest-bearing liabilities, partially offset by a $480.4 million, or 69.3%, increase in average interest-bearing liabilities.  The net interest margin of 2.69% for the quarter ended March 31, 2021 decreased 18bps compared to the net interest margin of 2.87% for the quarter ended March 31, 2020 but increased 21bps compared to the net interest margin of 2.48% for the prior quarter ended December 31, 2020.

Provision for loan and lease losses.  There was no provision for loan and lease losses expense for the quarter ended March 31, 2021 or for the quarter ended March 31, 2020, which is due to strong credit quality.  Net recoveries for the quarter ended March 31, 2021 totaled $64,000, compared to net charge-offs of $65,000 for the quarter ended March 31, 2020.

Noninterest income.  Noninterest income for the quarter ended March 31, 2021 totaled $7.2 million and increased $3.8 million, or 109.9%, compared to $3.4 million for the quarter ended March 31, 2020.  The increase was primarily due to a $3.5 million increase in net gain on sale of loans.  The increase in net gain on sale of loans was primarily a result of increased sales volume related to our residential mortgage lending business.  While originations where reasonably strong during the quarter ended March 31, 2021, margins have declined substantially since the fourth quarter of 2020.

The following table represents the notional amount of loans sold during the three months ended March 31, 2021 and 2020 (in thousands).

	Three Months ended
	March 31,
	2021	2020
Notional amount of loans sold	$756,886	$362,858

The following table represents the revenue recognized on mortgage activities for the three months ended March 31, 2021 and 2020 (in thousands).

	Three Months ended
	March 31,
	2021	2020
Gain on loans sold	11,916	5,582
Gain (loss) from change in fair value of loans held-for-sale	(6,937)	1,235
Gain (loss) from change in fair value of derivatives	1,381	(3,973)
	$6,360	$2,844

Noninterest expense.  Noninterest expense for the quarter ended March 31, 2021 totaled $9.0 million and increased $2.0 million, or 27.3%, compared to $7.0 million for the quarter ended March 31, 2020.  The increase in noninterest expense during the three months ended March 31, 2021 was primarily due to a $1.6 million increase in salaries and employee benefits expense and a $210,000 increase in professional fees expense. The increase in salaries and employee benefits expense was primarily due to the expansion of and increased volumes in our residential mortgage lending business, coupled with an increase in personnel to support our growth, infrastructure, and risk management practices.  The increase in professional fees was related to increased activities, volumes and outsourcing in our residential mortgage business.

Income tax expense.  Income tax expense was $1.5 million for the quarter ended March 31, 2021, an increase of $940,000, compared to $517,000 for the quarter ended March 31, 2020.  The effective tax rate for the quarter ended March 31, 2021 was approximately 18.5%, as compared to approximately 20.5% for the quarter ended March 31, 2020.

Balance Sheet Activity

General.  Assets totaled $1.6 billion at March 31, 2021 and increased $128.0 million, or 8.6%, from $1.5 billion at December 31, 2020.  The increase was primarily due to a $147.3 million increase in loans held for sale and a $71.5 million increase in net loan balances, partially offset by a $95.8 million decrease in cash and cash equivalents.

Cash and cash equivalents.  Cash and cash equivalents totaled $125.8 million at March 31, 2021, and decreased $95.8 million, or 43.2%, from $221.6 million at December 31, 2020.  The decrease in cash and cash equivalents was primarily attributed to increases in loans held for sale and net loans.

Securities. Securities available for sale totaled $9.7 million at March 31, 2021, and increased $1.0 million, or 11.9%, compared to $8.7 million at December 31, 2020.  The increase was due to security purchases, partially offset by principal maturities.

Loans held for sale.  Loans held for sale totaled $430.5 million at March 31, 2021 and increased $147.3 million, or 52.0%, from $283.2 million at December 31, 2020.

Loans and Leases.  Net loans and leases totaled $966.8 million at March 31, 2021, and increased $71.5 million, or 8.0%, from $895.3 million at December 31, 2020.  The increase was due to a $38.2 million increase in single-family residential loan balances, a $34.1 million increase in commercial real estate loan balances, a $6.1 million increase in multi-family loan balances, a $3.1 million increase in construction loans balances, and a $2.1 million increase in consumer loan balances, partially offset by a $12.1 million decrease in commercial loan balances.  The increases in the aforementioned loan balances were related to increased sales activity and new relationships.

The following table presents the recorded investment in loans and leases for certain non-owner-occupied loan types ($ in thousands).

	March 31, 2021	December 31, 2020
Construction - 1-4 family	$12,944	$12,393
Construction - Multi-family	47,311	41,410
Construction - Non-residential	22,228	23,471
Hotel/Motel	20,260	20,295
Industrial / Warehouse	42,096	40,174
Land/Land Development	27,946	40,467
Medical/Healthcare/Senior Housing	5,412	5,483
Multi-family	51,606	35,928
Office	38,695	31,959
Retail	31,315	31,868
Other	$35,639	$29,275

Allowance for loan and lease losses (ALLL).    The allowance for loan and lease losses totaled $17.1 million at March 31, 2021, and increased $64,000, or 0.4%, from $17.0 million at December 31, 2020.  The increase in the ALLL is due to net recoveries during the three months ended March 31, 2021.  The ratio of the ALLL to total loans was 1.74% at March 31, 2021, compared to 1.87% at December 31, 2020.  The ratio of the ALLL to total loans, excluding loan balances subject to SBA guarantees, was 1.95% at March 31, 2021, compared to 2.15% at December 31, 2020.

Deposits.  Deposits totaled $1.3 billion at March 31, 2021, an increase of $207.3 million, or 18.6%, from $1.1 billion at December 31, 2020.   The increase is due to a $189.1 million increase in interest-bearing deposit accounts and  an  $18.2 million increase in noninterest-bearing account balances.  Interest-bearing deposit accounts increased to $1.1 billion at March 31, 2021, from $914.4 billion at December 31, 2020.  The increase in interest-bearing accounts is primarily attributed to a $93.0 million increase in certificate of deposit account balances,  a $59.0 million increase in brokered demand deposit account balances, a $21.5 million increase in money market account balances, and a $13.5 million increase in interest-bearing checking account balances.  The increase in certificate of deposit account balances was due to increases in brokered, listing service and retail  certificates of deposits.   The increase in interest-bearing checking is primarily related to the balances in the Insured Cash Sweep (ICS) programs offered through Promontory Interfinancial Network.  The increases in money market account balances were primarily due to increases in customer relationships and balances from on-going sales and marketing activities.

Stockholders’ equity. Stockholders’ equity totaled $116.7 million at March 31, 2021, an increase of $6.4 million, or 5.8%, from $110.2 million at December 31, 2020.  The increase in total stockholders’ equity was primarily attributed to net income.

About CF Bankshares Inc. and CFBank

CF Bankshares Inc. is a financial holding company that owns 100% of the stock of CFBank, National Association (CFBank). CFBank is a boutique Commercial bank headquartered in Columbus, Ohio. CFBank has focused on bettering the Ohio economy and serving the financial needs of closely held businesses since 1892. Over a century has passed, and yet, our focus remains the same: guide fellow Ohioans to financial stability and success with agility, ease, and care. CFBank grew from a Federal Savings Association to a National Bank in December of 2016. As CFBank has expanded, we have maintained our penchant for individualized service and direct customer access to decision makers. CFBank now has a presence in four major metro markets - Columbus, Cleveland, and Cincinnati, Ohio and Indianapolis, Indiana, as well as branch locations in Columbiana Country (two locations).  In every location, CFBank provides commercial loans and leases, commercial and residential real estate loans and treasury management depository services, corporate treasury management, residential lending, and full-service retail banking services and products. In addition, CFBank also has a national residential lending platform.  CFBank is also glad to offer its clients the convenience of online internet banking, mobile banking, and remote deposit.

Additional information about the Company and CFBank is available at www.CFBankOnline.com

Use of Non-GAAP Financial Measures

This earnings release contains financial information and performance measures determined by methods other than in accordance with accounting principles generally accepted in the United States of America (GAAP).  Management uses these "non-GAAP" financial measures in its analysis of the Company’s performance and believes that these non-GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods and peers.  These disclosures should not be viewed as substitutes for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.  Non-GAAP financial measures included in this earnings release include Pre-Provision, Pre-Tax Net Revenue (PPNR),  PPNR Return on Average Assets and PPNR Return on Average Equity.  A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures is included at the end of this earnings release under the heading "GAAP TO NON-GAAP RECONCILIATION."

FORWARD LOOKING STATEMENTS

This earnings release and other materials we have filed or may file with the Securities and Exchange Commission (“SEC”) contain or may contain forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Reform Act of 1995, which are made in good faith by us.  Forward-looking statements include, but are not limited to: (1) projections of revenues, income or loss, earnings or loss per common share, capital structure and other financial items; (2) plans and objectives of the management or Boards of Directors of CF Bankshares Inc. or CFBank; (3) statements regarding future events, actions or economic performance; and (4) statements of assumptions underlying such statements.  Words such as "estimate," "strategy," "may," "believe," "anticipate," "expect," "predict," "will," "intend," "plan," "targeted," and the negative of these terms, or similar expressions, are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements.  Various risks and uncertainties may cause actual results to differ materially from those indicated by our forward-looking statements, including, without limitation, impacts from the ongoing COVID-19 pandemic on local, national and global economic conditions in general and on our industry and business in particular, including adverse impacts on our customer’s operations, financial condition and ability to repay loans, changes in interest rates or disruptions in the mortgage market, and the effects of various governmental responses to the pandemic, including stimulus packages and programs; uncertainty regarding the impact of changes in the U.S. presidential administration and Congress on the regulatory landscape, capital markets and responses to the COVID-19 pandemic; and those additional risks detailed from time to time in our reports filed with the SEC, including those identified in “Item 1A.  Risk Factors” of Part I of our Annual Report on Form 10-K filed with SEC for the year ended December 31, 2020.

Forward-looking statements are not guarantees of performance or results.  A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement.  We believe that we have chosen these assumptions or bases in good faith and that they are reasonable.  We caution you, however, that assumptions or bases almost always vary from actual results, and the differences between assumptions or bases and actual results can be material.  The forward-looking statements included in this earnings release speak only as of the date hereof.  We undertake no obligation to publicly release revisions to any forward-looking statements to reflect events or circumstances after the date of such statements, except to the extent required by law.

Consolidated Statements of Income
($ in thousands, except share data)
(unaudited)	Three months ended
	March 31,
	2021	2020	% change
Total interest income	$12,857	$9,946	29%
Total interest expense	3,240	3,823	-15%
Net interest income	9,617	6,123	57%

Provision for loan and lease losses	-	-	n/m
Net interest income after provision for loan and lease losses	9,617	6,123	57%

Noninterest income
Service charges on deposit accounts	193	151	28%
Net gain on sales of loans	6,360	2,844	124%
Swap fee income	182	393	-54%
Gain on redemption of life insurance	380	-	n/m
Other	115	56	105%
Noninterest income	7,230	3,444	110%

Noninterest expense
Salaries and employee benefits	4,609	3,045	51%
Occupancy and equipment	322	253	27%
Data processing	536	447	20%
Franchise and other taxes	239	179	34%
Professional fees	1,215	1,005	21%
Director fees	152	158	-4%
Postage, printing, and supplies	39	58	-33%
Advertising and marketing	1,244	1,275	-2%
Telephone	59	54	9%
Loan expenses	57	97	-41%
Depreciation	97	86	13%
FDIC premiums	239	157	52%
Regulatory assessment	65	45	44%
Other insurance	28	27	4%
Other	68	158	-57%
Noninterest expense	8,969	7,044	27%

Income before income taxes	7,878	2,523	212%
Income tax expense	1,457	517	182%
Net Income	6,421	2,006	220%
Earnings allocated to participating securities (Series C preferred stock)	-	(377)	n/m
Net Income attributable to common stockholders	$6,421	$1,629	294%

Share Data
Basic earnings per common share	$0.98	$0.31
Diluted earnings per common share	$0.96	$0.30

Average common shares outstanding - basic	6,537,751	5,333,947
Average common shares outstanding - diluted	6,670,591	5,400,318

n/m - not meaningful

Consolidated Statements of Financial Condition

($ in thousands)	Mar 31,	Dec 31,	Sept 30,	Jun 30,	Mar 31,
(unaudited)	2021	2020	2020	2020	2020
Assets
Cash and cash equivalents	$125,814	$221,594	$92,784	$77,376	$75,352
Interest-bearing deposits in other financial institutions	100	100	100	100	100
Securities available for sale	9,738	8,701	9,746	10,802	11,390
Equity Securities	5,000	5,000	-	-	-
Loans held for sale	430,453	283,165	308,691	165,891	115,197
Loans and leases	983,888	912,366	887,201	856,636	714,941
Less allowance for loan and lease losses	(17,086)	(17,022)	(15,492)	(10,107)	(7,073)
Loans and leases, net	966,802	895,344	871,709	846,529	707,868
FHLB and FRB stock	6,164	5,847	5,377	5,216	4,510
Premises and equipment, net	3,769	3,730	3,937	4,005	4,040
Operating lease right of use assets	1,537	1,387	1,488	1,588	1,685
Bank owned life insurance	25,302	17,490	5,453	5,416	5,381
Accrued interest receivable and other assets	29,958	34,637	37,754	29,165	19,842
Total assets	$1,604,637	$1,476,995	$1,337,039	$1,146,088	$945,365

Liabilities and Stockholders' Equity
Deposits
Noninterest bearing	$216,935	$198,675	$149,886	$148,188	$104,322
Interest bearing	1,103,445	914,395	824,082	700,850	644,183
Total deposits	1,320,380	1,113,070	973,968	849,038	748,505
FHLB advances and other debt	137,894	214,426	224,521	165,806	82,594
Advances by borrowers for taxes and insurance	921	1,029	537	782	636
Operating lease liabilities	1,672	1,532	1,642	1,750	1,856
Accrued interest payable and other liabilities	12,265	21,884	18,567	21,320	14,078
Subordinated debentures	14,854	14,844	14,835	14,825	14,815
Total liabilities	1,487,986	1,366,785	1,234,070	1,053,521	862,484

Stockholders' equity	116,651	110,210	102,969	92,567	82,881
Total liabilities and stockholders' equity	$1,604,637	$1,476,995	$1,337,039	$1,146,088	$945,365

Average Balance Sheet and Yield Analysis

	For Three Months Ended
	March 31, 2021			December 31, 2020			March 31, 2020
	Average	Interest	Average	Average	Interest	Average	Average	Interest	Average
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Balance	Paid	Rate	Balance	Paid	Rate	Balance	Paid	Rate
	(Dollars in thousands)
Interest-earning assets:
Securities (1) (2)	$14,854	$133	3.61%	$9,549	$36	1.53%	$10,136	$43	1.71%
Loans held for sale	385,811	2,220	2.30%	342,105	2,312	2.70%	138,619	1,197	3.45%
Loans and leases (3)	914,296	10,421	4.56%	872,950	9,524	4.36%	672,579	8,555	5.09%
Other earning assets	106,657	28	0.11%	100,883	29	0.11%	28,351	107	1.51%
FHLB and FRB stock	5,974	55	3.68%	5,673	54	3.81%	4,091	44	4.30%
Total interest-earning assets	1,427,592	12,857	3.60%	1,331,160	11,955	3.59%	853,776	9,946	4.66%
Noninterest-earning assets	79,770			64,251			41,849
Total assets	$1,507,362			$1,395,411			$895,625

Interest-bearing liabilities:
Deposits	$991,325	2,497	1.01%	$883,612	2,791	1.26%	$638,466	3,316	2.08%
FHLB advances and other borrowings	181,869	743	1.63%	210,069	903	1.72%	54,375	507	3.73%
Total interest-bearing liabilities	1,173,194	3,240	1.10%	1,093,681	3,694	1.35%	692,841	3,823	2.21%

Noninterest-bearing liabilities	221,190			196,447			120,968
Total liabilities	1,394,384			1,290,128			813,809

Equity	112,978			105,283			81,816
Total liabilities and equity	$1,507,362			$1,395,411			$895,625

Net interest-earning assets	$254,398			$237,479			$160,935
Net interest income/interest rate spread		$9,617	2.50%		$8,261	2.24%		$6,123	2.45%
Net interest margin			2.69%			2.48%			2.87%
Average interest-earning assets
to average interest-bearing liabilities	121.26%			121.71%			123.23%

(1)	Average balance is computed using the carrying value of securities. Average yield is computed using the historical amortized cost average balance for available for sale securities.
(2)	Average yields and interest earned are stated on a fully taxable equivalent basis.
(3)	Average balance is computed using the recorded investment in loans net of the ALLL and includes nonperforming loans.

Consolidated Financial Highlights
	At or for the three months ended
($ in thousands except per share data)	Mar 31,	Dec 31,	Sept 30,	Jun 30,	Mar 31,
(unaudited)	2021	2020	2020	2020	2020
Earnings and Dividends
Net interest income	$9,617	$8,261	$7,141	$6,283	$6,123
Provision for loan and lease losses	$-	$2,040	$5,750	$3,125	$-
Noninterest income	$7,230	$13,317	$23,376	$19,856	$3,444
Noninterest expense	$8,969	$11,329	$11,917	$10,313	$7,044
Net Income	$6,421	$7,348	$10,186	$10,068	$2,006
Basic earnings per common share	$0.98	$1.13	$1.56	$1.54	$0.31
Diluted earnings per common share	$0.96	$1.11	$1.54	$1.53	$0.30
Dividends declared per share	$0.03	$0.03	$-	$-	$-

Performance Ratios (annualized)
Return on average assets	1.70%	2.11%	3.39%	3.70%	0.90%
Return on average equity	22.73%	27.92%	42.07%	47.02%	9.81%
Average yield on interest-earning assets	3.60%	3.59%	3.75%	3.80%	4.66%
Average rate paid on interest-bearing liabilities	1.10%	1.35%	1.49%	1.72%	2.21%
Average interest rate spread	2.50%	2.24%	2.26%	2.08%	2.45%
Net interest margin, fully taxable equivalent	2.69%	2.48%	2.52%	2.42%	2.87%
Efficiency ratio	53.24%	52.50%	39.05%	39.45%	73.63%
Noninterest expense to average assets	2.38%	3.25%	3.97%	3.79%	3.15%

Capital
Tier 1 capital leverage ratio (1)	9.37%	9.74%	10.89%	10.44%	10.68%
Total risk-based capital ratio (1)	13.18%	14.31%	13.89%	14.01%	13.23%
Tier 1 risk-based capital ratio (1)	11.92%	13.05%	12.63%	12.77%	12.29%
Common equity tier 1 capital to risk weighted assets (1)	11.92%	13.05%	12.63%	12.77%	12.29%
Equity to total assets at end of period	7.27%	7.46%	7.70%	8.08%	8.77%
Book value per common share	$17.55	$16.79	$15.68	$14.14	$12.85
Tangible book value per common share	$17.55	$16.79	$15.68	$14.14	$12.85
Period-end market value per common share	$19.96	$17.69	$12.08	$10.43	$10.52
Period-end common shares outstanding	6,645,956	6,564,304	6,566,256	6,546,596	5,337,598
Average basic common shares outstanding	6,537,751	6,517,248	6,515,389	5,739,097	5,333,947
Average diluted common shares outstanding	6,670,591	6,617,254	6,596,996	5,802,578	5,400,318

Asset Quality
Nonperforming loans	$641	$695	$527	$581	$696
Nonperforming loans to total loans	0.07%	0.08%	0.06%	0.07%	0.10%
Nonperforming assets to total assets	0.04%	0.05%	0.04%	0.05%	0.07%
Allowance for loan and lease losses to total loans	1.74%	1.87%	1.75%	1.18%	0.99%
Allowance for loan and lease losses to nonperforming loans	2665.52%	2449.21%	2939.66%	1739.59%	1016.24%
Net charge-offs (recoveries)	$(64)	$510	$365	$91	$65
Annualized net charge-offs (recoveries) to average loans	(0.03%)	0.23%	0.17%	0.04%	0.04%

Average Balances
Loans	$931,323	$889,460	$859,097	$809,217	$679,720
Assets	$1,507,362	$1,395,411	$1,200,659	$1,088,656	$895,625
Stockholders' equity	$112,978	$105,283	$96,857	$85,652	$81,816

(1)  Regulatory capital ratios of CFBank

GAAP TO NON-GAAP RECONCILIATION

This press release contains certain non-GAAP disclosures for: (1) PPNR,  (2) PPNR return on average assets and (3) PPNR return on average equity.  The Company uses these non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operations performance and to enhance investors’ overall understanding of such financial performance.  In particular, the use of PPNR is prevalent among banking regulators, investors, and analysts.  Accordingly, we disclose the non-GAAP measures in addition to the related GAAP measures of: (1) net earnings (2) return on average assets and (3) return on average equity.

The table below presents the reconciliation of these GAAP financial measures to the related non-GAAP financial measures:

Pre-provision, pre-tax net revenue ("PPNR"),
PPNR Return on Average Assets and PPNR Return on Average Equity

	Three Months Ended
	March 31,	December 31,	March 31,
	2021	2020	2020
Net income	$6,421	$7,348	$2,006
Add: Provision for credit losses	-	2,040	-
Add: Income tax expense	1,457	861	517
Pre-provision, pre-tax net revenue	$7,878	$10,249	$2,523

Average Assets	$1,507,362	$1,395,411	$895,625
Average Stockholders' Equity	$112,978	$105,283	$81,816

Return on average assets (1)	1.70%	2.11%	0.90%
PPNR return on average assets (2)	2.09%	2.94%	1.13%

Return on average equity (3)	22.73%	27.92%	9.81%
PPNR return on average equity (4)	27.89%	38.94%	12.33%

(1) Annualized net income divided by average assets
(2) Annualized PPNR divided by average assets
(3) Annualized net income divided by average stockholders' equity
(4) Annualized PPNR divided by average stockholders' equity